ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-1
$ 209,433,212 6.50% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   6,013,909     854,084     959,441    7.50%   11,434,529    7.45%
 Feb-98   6,288,201     821,509     857,388    6.98%    9,759,946    6.62%
 Mar-98   5,774,181     787,448     586,377    4.96%    8,901,548    6.28%
 Apr-98   6,669,931     756,171     745,916    6.62%    9,019,616    6.67%
 May-98   5,868,708     720,042     450,711    4.18%    7,998,545    6.18%
 Jun-98   5,343,567     688,253     366,676    3.55%    7,766,104    6.27%
 Jul-98   5,236,528     659,309     357,934    3.62%    7,989,892    6.74%
 Aug-98   5,277,386     630,945     406,450    4.30%    7,693,567    6.78%
 Sep-98   4,655,066     602,359     309,473    3.42%    7,558,453    6.97%
 Oct-98   4,549,097     577,144     284,473    3.30%    6,869,917    6.63%
 Nov-98   4,901,443     552,503     365,759    4.45%    6,678,638    6.78%
 Dec-98   4,193,534     525,953     365,174    4.65%    6,990,415    7.42%
        ____________ ___________ ___________
 Totals  64,771,552   8,175,721   6,055,774

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.